Exhibit 99.1

COOPERATION AGREEMENT

This Cooperation Agreement (this "Agreement") is made and entered into as of July 28, 2023, by and among Texas Pacific Land Corporation (the "Company"), on the one hand, and Horizon Kinetics LLC ("Horizon Kinetics") and Horizon Kinetics Asset Management LLC (together with Horizon Kinetics and collectively with their respective Affiliates, "Horizon"), SoftVest Advisors, LLC ("SoftVest Advisors") and SoftVest, L.P. (together with SoftVest Advisors and collectively with their respective Affiliates, "SoftVest," and collectively with Horizon, the "Investor Group"), on the other hand. The Company and the Investor Group are each herein referred to as a "party" and collectively as the "parties."

For other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1. The Board shall take all actions necessary to nominate Marguerite Woung-Chapman, Murray Stahl and, subject to the approval of the Company's Nominating and Corporate Governance Committee, a person agreed upon by the parties prior to the signing of this Agreement (collectively, the "2023 Nominees") for election at the 2023 annual meeting of stockholders (the "2023 Annual Meeting").  The Board shall recommend, support and solicit proxies for the election of each of the 2023 Nominees and no other person at the 2023 Annual Meeting.

2. The pre-signed letters of resignation previously submitted by Murray Stahl and Eric Oliver shall be considered withdrawn and no longer effective as of the execution of this Agreement. For the avoidance of doubt, the Investor Group agrees to vote or cause to be voted (including by proxy) all equity securities of the Company over which the Investor Group has direct or indirect voting control (i) for the election of the 2023 Nominees and against any other director nominee not recommended by the Board, (ii) for the advisory vote on the Company's executive compensation, (iii) for the ratification of the appointment by the Board of the independent registered public accounting firm, and (iv) in accordance with the recommendation of the majority of the Board in respect of any stockholder proposal submitted pursuant to Rule 14a-8.

3.

(a) Immediately after the Termination Date (as defined below), and for as long as either Mr. Stahl or Mr. Oliver serves on the Board, without the prior written consent of the Company, the Investor Group and Messrs. Stahl and Oliver shall not, nor shall they permit any of their Representatives to, make any public or private statement that undermines, disparages or otherwise reflects detrimentally on (i) the Company, (ii) the Company's current or former directors, officers or employees in their capacity as such, (iii) the Company's subsidiaries, or (iv) the business of the Company or the Company's subsidiaries or any of its or its subsidiaries' current directors, officers or employees.

(b) Immediately after the Termination Date, and for as long as Mr. Stahl or Mr. Oliver serves on the Board, without the prior written consent of the Investor Group, Mr. Stahl or Mr. Oliver, as the case may be, the Company shall not, nor shall it permit any of its Representatives to, make any public or private statement that undermines, disparages or otherwise reflects detrimentally on (i) Mr. Stahl or Horizon, (ii) Mr. Oliver or SoftVest, (iii) Horizon or SoftVest's current or former directors, officers or employees in their capacity as such, (iv) Horizon or SoftVest's subsidiaries, or any of its current or former directors, officers or employees, or (v) the business of Horizon or SoftVest or Horizon's or SoftVest's subsidiaries or any of Horizon's or SoftVest's subsidiaries' current directors, officers or employees.

(c) Notwithstanding anything contained herein or in the Stockholders' Agreement, dated June 11, 2020, by and among the parties (as amended from time to time, the "Stockholders' Agreement"), to the contrary, the restrictions contained herein and therein shall not (i) apply (A) to any Legal Proceedings brought by the Company against the Investor Group and/or Messrs. Stahl and Oliver or any Legal Proceedings brought by the Investor Group against the Company, (B) in any compelled testimony or production of information in response to a Legal Requirement, or (C) to any disclosure that such party reasonably believes, after consultation with its outside counsel, to be legally required by applicable law, rules or regulations; or (ii) prohibit any party from reporting what it reasonably believes, after consultation with its outside counsel, to be violations of federal or state law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder.  Notwithstanding anything to the contrary contained herein, nothing shall prohibit any party or its Representatives from making any statements in response to the pending decision of, or any post-trial opinion entered in connection with the litigation in the Delaware Court of Chancery captioned Texas Pacific Land Corp. v. Horizon Kinetics LLC, No. 2022-1066-JTL (Del. Ch.).

4. Immediately after the Termination Date, and as long as either Mr. Stahl or Mr. Oliver serves on the Board, without the prior written consent of the Company, neither the Investor Group nor Messrs. Stahl and Oliver shall, and shall cause their respective Affiliates and controlled Associates not to, directly or indirectly:

(a) (i) nominate, recommend for nomination or give notice of an intent to nominate or recommend for nomination a person for election at any Stockholder Meeting at which directors are to be elected; (ii) initiate, encourage or participate in any solicitation of proxies in respect of any election contest or removal contest with respect to directors; (iii) submit, initiate, make or be a proponent of any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (iv) initiate, encourage or participate in any solicitation of proxies in respect of any stockholder proposal for consideration at, or other business brought before, any Stockholder Meeting; or (v) initiate, encourage or participate in any "withhold" or similar campaign with respect to any

Stockholder Meeting; or

(b) make any (i) public or private (other than to the Board) proposal with respect to or (ii) seek to encourage, advise or assist any person in so encouraging or advising with respect to, in each case: (A) any change in the number or term of directors serving on the Board or the filling of any vacancies on the Board, (B) any change in the capitalization, dividend or share repurchase policy of the Company, (C) any other change in the Company's business, operations, strategy, management, governance, corporate structure, or other affairs or policies, (D) any Extraordinary Transaction, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act.

Notwithstanding the foregoing, nothing herein shall prohibit (i) Mr. Stahl or Mr. Oliver from suggesting or proposing any action whatsoever in any meeting of the Board of Directors or (ii) Mr. Stahl or Mr. Oliver from disclosing their or the Investor Group's vote as stockholders with respect to any Stockholder Meeting.

5. All references to the "Termination Date" in the Stockholders' Agreement and the ancillary documents thereto are hereby replaced to read "following the completion of the 2023 annual meeting of stockholders of TPL Corp (the "Termination Date")", which in no event shall extend beyond December 31, 2023. Notwithstanding the first proviso in Section 11(a) of the Stockholders' Agreement, all of the Investor Group's obligations under the Stockholders' Agreement shall terminate upon the Termination Date; provided, however, that the termination thereof shall not limit the rights or remedies of the parties to enforce their respective rights under the Stockholders' Agreement in accordance therewith with respect to any breaches of the Stockholders' Agreement, whether alleged or not, that occurred prior to the Termination Date.

6.

(a) No later than two Business Days following the date of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement as an exhibit thereto (the "Form 8-K"). The Form 8-K shall be consistent with the terms of this Agreement. The Company shall provide the members of the Investor Group and their Representatives with a reasonable opportunity to review and comment on the Form 8-K prior to it being filed with the SEC and consider in good faith any comments of the Investor Group and their Representatives.

(b) No later than two Business Days following the date of this Agreement, Horizon shall file with the SEC amendments to its Schedule 13D filing, in compliance with Section 13 of the Exchange Act, reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and including the terms of this Agreement and including this Agreement as an exhibit thereto (the "Schedule 13D Amendment"). The Schedule 13D Amendment shall be consistent with the terms of this Agreement. Horizon shall provide the Company and its Representatives with a reasonable opportunity to review its Schedule 13D Amendment prior to its being filed with the SEC and consider in good faith any comments of the Company and its Representatives.

7. Each party shall be responsible for its own costs and expenses in connection with the negotiation and execution of this Agreement.  This Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party.

8. As used in this Agreement:

(i) the terms "Affiliate" and "Associate" (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that are or become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the term "Associate" shall refer only to Associates controlled by the Company or the members of the Investor Group, as applicable; provided, further that, for purposes of this Agreement, the members of the Investor Group shall not be Affiliates or Associates of the Company, and the Company shall not be an Affiliate or Associate of the members of the Investor Group;

(ii) the terms "person," "proxy" and "solicitation" (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder; provided, however, that the meaning of "solicitation" shall be without regard to the exclusions set forth in Rules 14a-1(l)(2)(iv) and 14a-2 under the Exchange Act;

(iii) the term "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of Delaware are authorized or obligated to be closed by applicable law;

(iv) the term "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(v) the term "Extraordinary Transaction" means any tender offer, exchange offer, share exchange, merger, consolidation, acquisition, business combination, sale, recapitalization, restructuring, or other matters involving a corporate transaction that require a stockholder vote;

(vi) the term "Representatives" means (A) a person's Affiliates and Associates and (B) its and their respective trustees, directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates;

(vii) the term "SEC" means the U.S. Securities and Exchange Commission; and

(viii) the term "Stockholder Meeting" means each annual or special meeting, or any action by written consent in lieu thereof, of stockholders of the Company and any adjournment, postponement, rescheduling or continuation thereof.

9. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (c) one Business Day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company:

Texas Pacific Land Corporation

1700 Pacific Avenue, Suite 2900

Dallas, TX 75201

Attn: Micheal Dobbs

Email: mdobbs@texaspacific.com

with mandatory copies (which shall not constitute notice) to:

Sidley Austin LLP

1000 Louisiana Street, Suite 5900

Houston, TX 77002

Attn: George J. Vlahakos

Email: gvlahakos@sidley.com

If to the Investor Group:

Horizon Kinetics LLC

470 Park Avenue South

New York, NY 10016

Attn: Jay Kesslen

Email: jkesslen@horizonkinetics.com

10. The parties reserve all rights under the Stockholders' Agreement and the ancillary documents related thereto for any breaches thereof, whether alleged or not, that occurred prior to the execution of this Agreement.  For the avoidance of doubt, this Agreement shall have no impact on the parties' pending litigation in the Delaware Court of Chancery in connection with the Stockholder's Agreement in Texas Pacific Land Corp. v. Horizon Kinetics LLC, No. 2022-1066-JTL (Del. Ch.), and no party may directly or indirectly suggest otherwise, including to the Delaware Court of Chancery or any other court.

11. This Agreement, and any disputes arising out of or related to the Agreement (whether for breach of contract, tortious conduct or otherwise) shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of laws principles that would require the application of laws of another jurisdiction.  The parties agree that exclusive jurisdiction and venue for any legal proceeding arising out of or related to this Agreement shall exclusively lie in the Court of Chancery of the State of Delaware, or if such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the federal courts of the United States, the federal courts of the United States sitting in the State of Delaware.  Each party waives any objection it may now or hereafter have to the laying of venue of any such legal proceeding and irrevocably submits to personal jurisdiction in any such court in any legal proceeding and hereby further irrevocably and unconditionally waives and agrees not to please or claim in any court that any such legal proceeding brought in any such court has been brought in any inconvenient forum.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

12. Each party to this Agreement acknowledges and agrees that each of the other parties would be irreparably injured by an actual breach of this Agreement by another party or its Representatives and that monetary remedies may be inadequate to protect either party against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to the parties under this Agreement, each party shall be entitled to equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief without the necessity of posting a bond or other security, if  another party or any of its Representatives breach or threaten to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the non-breaching party.

13. This Agreement may be executed in one or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

TEXAS PACIFIC LAND CORPORATION

By:	/s/Michael W. Dobbs
Name:	Micheal W. Dobbs
Title:	Senior Vice President, Secretary and General Counsel

Horizon Kinetics LLC

By:	/s/Murray Stahl
Name:	Murray Stahl
Title:	CEO

Horizon Kinetics Asset Management LLC

By:	/s/Murray Stahl
Name:	Murray Stahl
Title:	CEO

Agreed and acknowledged:
/s/Murray Stahl
Murray Stahl

SoftVest Advisors, LLC

By:	/s/Eric Oliver
Name:	Eric Oliver
Title:	Managing Director

SoftVest, L.P.
By: SoftVest GP I, LLC as general partner

By:	/s/Eric Oliver
Name:	Eric Oliver
Title:	Managing Director

Agreed and acknowledged:
/s/Eric Oliver
Eric L. Oliver